Exhibit 23

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-291420, 333-283145, 333-281331, 333-275527, 333-274942, 333-206096, 333-285747, 333-173933, 333-221671, 333-154361, and 333-152916) on Form S-8 and Registration Statement (Nos. 333-275526, 333-52658, 333-84673, and 333-66865) on Form S-3 of our report dated November 9, 2026, with respect to the consolidated financial statements of Emerson Electric Co. and the effectiveness of internal control over financial reporting. The audit report covering the September 30, 2026 financial statements refers to a change in the method of accounting for pension and postretirement plans.

/s/ KPMG LLP

St. Louis, Missouri
November 9, 2026